UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest reported)	May 12, 2009

USA VIDEO INTERACTIVE CORP.
(Exact name of registrant as specified in its chapter)
WYOMING	0-29651	06-15763-91
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)
8 West Main Street, Niantic, Connecticut	06352
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code	(860) 739-8030

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.
( ) Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

( ) Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

( ) Pre commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR.240.14d-2(b))

( ) Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Section 8 – Other Events

Item 8.01

Other Events.

USA Video Interactive Corp. (“USVO”) provided a corporate update for 2009, containing corporate developments, industry developments and recent media coverage.

USVO announced the launch of a new series of educational blogs and interviews on anti piracy problems and solutions within the entertainment industry, spearheaded by Patrick Gregston, USVO Business Development Director.

Over the past several months, USVO has engaged in developing a series of strategic plans comprised of communications, technology, business development, marketing, and organizational development and operations components around the company’s primary products and services, SmartMark and MediaEscort.  Following the April 2008 announcement of deployment of USVO’s watermarking technology with Twentieth Century Fox Home Entertainment, USVO has received numerous industry requests for new applications.  With the entertainment industry facing new and ongoing threats of piracy, USVO has been actively engaged in the industry and the related Congressional Hearings to address solutions.

USVO participated in the Congressional Field Hearing held for the entertainment industry and other content owners on April 6, 2009, in Van Nuys, California.  The Hearing was chaired by US Congressman Howard Berman (28th District – California), chairman of the House Foreign Affairs Committee, to assess the financial impact of global intellectual property piracy.  The stealing of film and video content and related intellectual properties has been estimated to cost the Hollywood Film and global media industries over $20 Billion.  Previous methods to stop and prevent such theft have been ineffective.  USVO’s MediaEscort technology addresses the problem from a different yet effective method:  USVO embeds proprietary, visually-invisible, and extremely robust forensic markers within each frame of the Studio film prior to release – thus allowing the tracking and identification of anyone attempting to pirate the film. For more than a year, USVO has been providing digital watermarking services to the Hollywood film studio of one of the world’s leading media content companies, and is poised to expand its services and client base.

USVO has developed and initiated an educational awareness program whereby it provides information and serves as “subject matter experts” for potential future testimony and legislation to members of Congress (in both the House and Senate) in regards to digital piracy, entertainment industry and educational content protection, anti-piracy technologies including watermarking and fingerprinting, and the methodology and success of USVO’s own SmartMark and MediaEscort.  The program will feature weekly releases in single topic, single issue format.

This program was initiated as a result of USVO’s participation in a US Congressional Field Hearing for the entertainment industry and other content owners, in California, described above.

The educational series will be directed by Patrick Gregston, Business Development Director.

Patrick Gregston has been an entertainment industry insider and special consultant for most of his adult life. He served as the editor on the Intel project to build the first AVI editor in the late 80’s, and has worked as a film editor, off and online editor, associate producer, producer, director, consultant, manufacturer’s representative and vendor of post production systems.  His role in changing Hollywood spans sprockets to silicon and includes numerous innovations.  Currently and in addition to his role with USVO, Patrick is a producer for Ceilings Unlimited, formed to tell the NOAA Climate Science story, and is founder and partner of NeoPixSys, an IP holding company specializing in the production and development of the next generation of non-linear production and distribution tools.  Patrick conceived the concept of “technotherapy,” recognizing that the most significant component of any new system is human.  He is a past member of the Board of Directors of the Motion Picture Editors Guild.

USVO was mentioned in the recent (April 2, 2009) nationally-distributed Wired Magazine article showcasing the piracy problems encountered by major Hollywood studios, in particular the leaking of a pre-release unfinished copy of "X-Men Origins: Wolverine," that occurred approximately two months before the blockbuster movie's opening on May 1.

A copy of the News Release dated May 12th, 2009 is furnished as Exhibit 99.1.

Section 9 – Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits.

Exhibit 99.1

News Release dated May 12th, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USA VIDEO INTERACTIVE CORP.

Date :  May 13th, 2009

By :

/s/  Edwin Molina

Edwin Molina,

President